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The following is a transcript of the interview between Aaron Milford, President and CEO of Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) and VettaFi on August 17, 2023. While effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Magellan believes that none of these are material.

CONFERENCE CALL PARTICIPANTS

●	Aaron L. Milford, Magellan Midstream Partner, L.P – President, CEO & Director of Magellan GP LLC

●	Paul Baiocchi, ALPS Advisors, Inc. – Chief ETF Strategist

●	Stacey Morris, VettaFi – Head of Energy Research

Stacey Morris: Hi, and welcome to today’s livecast sponsored by SS&C ALPS Advisors. Thanks so much for being with us today. My name is Stacey Morris. I’m the Head of Energy Research at VettaFi, and I’m really excited about what we have in store in for today. We’ll spend the bulk of our next 30 minutes in conversation with Aaron Milford, President and CEO of Magellan Midstream Partners, primarily talking about the transaction with ONEOK and getting his thoughts on the transaction. At VettaFi, ETFs are also always near and dear to our heart. So we’ll spend a few minutes also talking about how investors can access the MLP and energy infrastructure space through ETFs.

But before we dive in today, there’s a few housekeeping items that I wanted to go over with you. First, we offer closed captions for our video webcast. If you wish to turn those on, simply click the CC button on the bottom right of your media player window. Also today throughout the presentation, you’ll have the opportunity to ask questions. If you would like to submit a question, just type your question into the Q&A box. It should be located on the bottom right of your screen and we’ll try our best to get to your questions in our short time frame today. I also want to note these slides and a recording of today’s presentation are expected to be available on demand in the next day or so. You will receive an e-mail when those become available.

Finally, I also wanted to highlight the folder icon at the bottom of your screen. You’ll find in that folder a link to the Magellan and ONEOK transaction website, MaximizingValueForMMPunitholders.com. And then you’ll also find a number of resources from our friends at SS&C ALPS Advisors. So for example, you’ll find fact sheets for the Alerian MLP ETF and the Alerian Energy infrastructure ETF as well as monthly insights reports for both of those funds. You’ll also find a brochure about SS&C ALPS solutions for today’s economy. You’ll find a primer on MLP funds, a 2Q midstream dividend recap and then you’ll also find a link to our energy infrastructure channel. And on that channel, you can find research from my colleagues and I focused on the midstream energy infrastructure space.

So with that, let me introduce our speakers for today. I’m delighted to be joined by Aaron Milford, President and CEO of Magellan Midstream Partners and also very excited to have with us Paul Baiocchi, the Chief ETF strategist at SS&C ALPS Advisors.

So Aaron, we’ll start with you. First of all, thank you so much for being with us today.

Aaron L. Milford: Well, thank you for having me. I’m glad to be here.

Stacey Morris: Thank you. So to get started, Magellan clearly has had a really distinguished history in the MLP space, a really strong track record. Why pursue this transaction with ONEOK instead of just maintaining the status quo?

Aaron L. Milford: Well, we’re certainly really proud of what we have accomplished in really a fairly short period of time. Just a couple of decades, frankly. And we’re often asked what has made Magellan different? How have we achieved the results that we have? And I think the core of that historical performance has been, I think we’ve been one of the most unitholder value focused MLPs in the space. That has always been our top priority is what things do we need to do to create value for our unitholders, whether that’s eliminating IDRs, whether that’s making sure we’re managing our portfolio assets correctly. It goes all the way to more recently, the buyback structure -- buyback program that we’ve had. We thought all those things increased holder value. And what’s really important, and to your question, why are we pursuing this transaction with ONEOK? It relates to the same thing. It’s that intense focus on value that we’ve had historically that we’re applying in this case, too. So as we take that intense focus on value, we look forward. We think the combination with ONEOK is going to be very powerful. Its value to our unitholders in terms of the consideration of receiving, we think it’s a full value for them. And we also see a lot of value in the pro forma stand-alone company and what it will do for our unitholders going forward that, frankly, we just don’t think, or would be very difficult for us to achieve, remaining as a stand-alone company.

So at the end of the day, for us, it’s all about what creates value for unitholders. This transaction does that, and that’s why we’re recommending it.

Stacey Morris: Thanks, Aaron. That’s helpful. I’d like to spend a few minutes on taxes, if we can. I think investors have questions around probably the current tax impact and maybe also a longer-term tax perspective. Can you just spend a little time talking about kind of the tax considerations around this transaction?

Aaron L. Milford: Well, sure. The first thing I always want to highlight when we talk about taxes is these have been front and center for us as we evaluated this transaction and as we looked at the pro forma company and we thought about our unitholders, we knew taxes were going to be an important consideration for them. So from the get go through our entire process, we have made sure we understood the tax impact to our unitholders. It was very important for our Board and very important for us as management to make sure we understood it.

And at the end of the day, a master limited partnership investment is a tax deferred investment, not a tax-free investment. So the reality is on May 12, we were trading at $55.41 before we announced this transaction. On that day, if our unitholders had sold at $55.41, they would have paid taxes and those taxes would have been deducted from their net proceeds. So there was an after-tax value of their investment on May 12. Just like there’s an after-tax value of this transaction, which at terms that were announced on the 14th was $67.50 a unit. You take taxes out of that as well, but you compare the after tax from May 12 to the after-tax with this transaction and the transaction is clearly a higher net after tax outcome for our unitholders. So that’s really the bottom line. It’s a tax deferral investment, not a tax-free investment.

And so then if you also think about it, let’s look forward for a moment and say, okay, what if I just want to hold my units for a longer period of time? What’s important for our unitholders to understand is that for a unitholder that has been with us a long time, who will also have the highest tax impact with this transaction at the outset, will also realize a higher impact of ongoing taxes as they move forward. And what I’m trying to say is the tax bills that our long-term unitholders are going to pay just holding us are going to increase. And the reason they’re going to increase is because of the lower tax shield for them. So whether you sell or whether you want to hold, the reality is for many of our unitholders, taxes are going up. And for some of our long-tenured unitholders, that tax a few years from now could be as much as 60% of the distribution that we pay. So when you think about the taxes, yes, there’s a tax impact of the transaction, but you can’t ignore that just holding it provides you an ability to avoid paying more taxes in the future. So for us, what that means is, look at the value. And if you look at the value and you look at the taxes and the reality of them, they’re on both sides of the equation. We think this is more beneficial for our unitholders and they’re economically better off with ONEOK than they are holding us stand-alone.

Stacey Morris: Yes, that’s very helpful. Thanks for that. And I think for a lot of investors, they’ve enjoyed the dividends from Magellan over the last several years and the strong dividend track record that you’ve had. So what would you say to investors who may be worried about a lower dividend post transaction?

Aaron L. Milford: Right. So if you just look at the income stream, and we always think about value in its totality. It’s all about total value. So it’s capital appreciation potential as well as income streams, so we look at it on a combined basis. But if you just focus on the income side, of that for a moment -- and again, I want to talk about our long-tenured unitholders for a moment because those that have become most reliant on the income, I would typically think of long-tenured unitholders, not unitholders or investors that may have a little shorter time horizon -- when we look at that longer- tenured unitholder base, as I mentioned before, you have to look at your income on an after-tax basis. And if you look at those long-term unitholders getting their distribution today, they’re already most likely paying taxes at about 30% of the distribution. And as I mentioned, going forward, we think that’s only going to increase, and in a few years, be as high as 60% of their distribution. So when they look at their income on an after-tax basis, that’s where they need to start. And then if they look at the pro forma company and the dividends that will come out of that and look at that on an after-tax basis, and then you consider what we think will be a higher potential growth rate in that dividend income over time in the pro forma than what we could deliver stand-alone. You put that together, we think that for those long-tenured unitholders that their income stream, in just a few years, will actually be higher on an after-tax basis in the income stream that we’re delivering.

So we think for a true income investor, if you look long term, and you also consider the cash you’re getting upfront even net of taxes, that this is a good opportunity for you. It’s going to be a longer-term, more beneficial income stream to you than what we think we could deliver stand-alone.

Stacey Morris: That’s helpful. And you talked about dividend growth and maximizing value for unitholders. When you think about the combined company, what do you think are some of the most compelling points for investors?

Aaron L. Milford: So when we look at the combined company, there’s really three things that stand out.

The first one is the value of diversification. We have a really healthy business. There’s -- we don’t -- there’s no doubt about that. The refined products business that we have, the crude oil business that we have today are really healthy businesses. But when we think forward about what the pro forma has, it’s going to have a really healthy refined products business, really healthy crude business, a really healthy natural gas liquids business and a healthy natural gas business. So when you think about the pro forma and you think about that diversification, all very healthy businesses. We think that’s very powerful from a resilience standpoint. And going back to your income investors, when you’re thinking really long term, that diversification adds, we think power to the strength of dividends going forward. So it’s diversification.

The second one is, the synergies that we’re going to create. We -- there’s been some doubt and uncertainty about really are there going to be synergies in this deal or not. And we believe that there are. And as we work on our integration planning with ONEOK, we’re becoming more confident in it.

So you may recall that we think synergies are going to be between $200 million, possibly greater than $400 million over the next one to four years, and that’s real value. And that’s the value that we don’t think we can generate by ourselves and its value that we don’t think ONEOK can generate on a stand-alone basis either. It really is driven by the combination of the two companies. So that’s the second thing. Those synergies that we’ll be able to generate is additional value for both unitholder and shareholder bases, frankly, as we move forward.

Which then leads into my third point. which is growth, potential growth. When you look at all the different avenues that we have to win, refined products, crude oil, natural gas liquids, natural gas, you tack those synergies on to that, that should lead to a higher growth potential in the pro forma company than what we’ll have stand-alone. We’ve actually been talking for a while that our capital investment opportunities are lower now than they have been in the past. And we don’t see that changing anytime soon. And the pro forma company is just going to have more opportunity. So you put all that together, it’s the diversification, which gives resilience. It’s the synergies that’s more value we deliver to unitholders and shareholders than we can either one of us do by ourselves. And then that all leads to a potentially higher growth rate for the combined company, which is obviously better for shareholders moving forward.

Stacey Morris: Thanks for that, Aaron. And definitely, there’s been a lot of focus on diversification and scale in the midstream business over time. Can you remind our audience a little bit about where they can find more information, maybe some of the resources that you all have made available? And ultimately, where they can vote their units or how they can vote their units?

Aaron L. Milford: Yes. So the primary place would be the micro site that we have set up. It’s MaximizingValueForMMPunitholders.com. Right there is sort of what I would say is transaction central. We’ve put a lot of information out there about the transaction. There’s a lot of other good information that’s out there about what others are saying and it’s a place for unitholders to go and get fully informed about this really exciting transaction. So that’s where I would direct them to is that particular site.

And then at the end of the day, I’m going to go back to where we started, just as a bit of a summary, which is -- we have always been value focused, that distinguished sort of history that you highlighted at the beginning was created because of our focus on value. And this transaction and our recommendation of it is no different. It’s that intense focus on value for our unitholders that led us to recommend that they vote for this transaction.

So it’s -- the things that made us so great in the past are the same things that we’ll rely on today to recommend this. And frankly, it will be the same focus that we have in the pro forma company that helps make that as successful as we can possibly make it.

Stacey Morris: That’s great. Thank you, Aaron. And as we kind of maybe summarize the conversation or think about just kind of closing remarks or thoughts that you would kind of leave us with. What else would you leave this audience with?

Aaron L. Milford: Well, what I -- again, what I gave you a bit of my summary comment. At the end of the day, we’re focused on value. This delivers it. We encourage our unitholders to vote for the transaction to realize that value. We’re excited about the potential of the pro forma company and what we’re going to be able to accomplish. So, recommendation: vote for the transaction.

Stacey Morris: Great. Well, Aaron, thanks so much for your time. We appreciate you joining us today.

As we kind of segue into the next part of our discussion, I mentioned early on that ETFs are always kind of near and dear to what we’re doing here at VettaFi. So I want to bring in my friend and colleague, Paul Baiocchi.

Paul, we know that investors have a lot of different options for how they access the energy infrastructure space. They can directly invest in individual MLPs or c-corporations or they can also use funds and products. Paul, can you just talk to us a little bit about the ways that investors can access the energy infrastructure space through an ETF wrapper?

Paul Baiocchi: Sure. I’m happy to, Stacey. But before I do, if you wouldn’t mind, Aaron, thanks so much again for your time and your perspective on the proposed deal.

I would just love to get your perspective on the outlook for the energy infrastructure industry more broadly, I think it would be of great value to the folks on the call. At a high level, some of the sort of near-term headwinds, (inaudible) term tailwinds you see in the space, we hear a lot about some of the implications of, say, the energy transition on energy infrastructure. And I’d love to just get from someone like yourself who is such an important figure in the industry, your perspective because we at ALPS and in partnership with Alerian are often talking about what we see as a road map to the future for energy infrastructure companies, but your perspective on what the next 10, 15, 20 years looks like for the energy infrastructure industry would be very helpful.

Aaron L. Milford: Well, it’s a good question. And for us, the way we think about energy transition, it may be a little simple, but I think it’s a powerful perspective to consider and that is none of us know how energy transition is going to unfold or where it’s going to end or what it’s going to look like. No one really knows that. So let’s just put that in the category of energy transition is uncertain.

So then the question turns into as an industry is when you have that uncertainty, how do you position yourself such that you are best positioned to deal with that uncertainty? For us, like I said in my remarks earlier, we have a really great refined products and crude oil business. They’re going to be here a really long time the economy needs, we need the energy and that’s not going to change. But to the extent you can have refined products, crude oil, also natural gas liquids, natural gas and other markets and commodity streams that you can access that just gives you more ways to win, which means when you’re dealing with an uncertain situation, you have more ways to adapt. And what’s important with all that is -- an all of the above energy strategy is what’s necessary. We’re going to need all of it. That’s the reality of it, in my opinion, is we’re going to need all of it.

So the more commodity streams, markets that you can have exposure to as a company, you should win in the long run, you may not be able to guess exactly which vertical is going to win or which ones will be more or less impacted. But the more sort of industry verticals that you’re exposed to, you should be better able to handle that uncertainty and be successful at it. It’s not just about weathering the storm. It’s being successful. So for us, it’s just recognizing it’s uncertain, the path is uncertain and making sure that you have as many ways to win as you possibly can.

Paul Baiocchi: Great. And sorry to put you on the spot there. Aaron to hear your perspective. So thank you so much for that.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this transcript that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this transcript. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This transcript is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.